UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2011

Orchid Cellmark Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One

Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 750-2200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

As previously disclosed, on April 5, 2011, Orchid Cellmark Inc. (the “Company”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Laboratory Corporation of America Holdings (“LabCorp”) and OCM Acquisition Corp., a direct, wholly owned subsidiary of LabCorp (“Purchaser”).

Pursuant to the Merger Agreement, on April 19, 2011, Purchaser commenced a cash tender offer to purchase all outstanding shares of the Company’s common stock (the “Shares”) at a price of $2.80 per share, net to the seller in cash, without interest and subject to applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 19, 2011, and in the related Letter of Transmittal (which, together with all amendments and supplements thereto, collectively constitute the “Offer”).

On December 9, 2011, LabCorp announced that the initial offering period of the Offer, as extended, had expired at 5:00 p.m., New York City time, on December 9, 2011 and that as of such time, based on the information provided by American Stock Transfer & Trust Company, the depositary for the Offer, 25,965,712 Shares were validly tendered and not properly withdrawn prior to the expiration of the Offer (including 67,735 Shares subject to guaranteed delivery procedures), representing approximately 86.5% of all issued and outstanding Shares (including such Shares tendered pursuant to guaranteed delivery procedures). Purchaser has accepted for payment all Shares that were validly tendered and not properly withdrawn in the initial offering period.

In addition, on December 9, 2011, LabCorp announced that Purchaser commenced a subsequent offering period for all remaining untendered Shares, which will expire on December 15, 2011 at 4:00 p.m., New York City time. Purchaser will promptly accept for payment at the Offer Price all Shares validly tendered during the subsequent offering period. During the subsequent offering period, tendering stockholders will not have withdrawal rights.

As a result of the acceptance for payment on December 9, 2011 of all Shares that were validly tendered and not properly withdrawn in the initial offering period, there was a change in control of the Company, and LabCorp, as the direct parent of Purchaser, acquired control of the Company. Promptly following the expiration of the subsequent offering period, Purchaser intends to merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of LabCorp.

The total consideration to be paid for the Shares in the Offer and the Merger is expected to be approximately $84 million, of which approximately $73 million has been paid by Purchaser in accordance with the terms of the Offer for Shares that were validly tendered and not properly withdrawn in the initial offering period. These amounts exclude (i) fees and expenses related to the Offer and Merger and (ii) the purchase price for newly issued Shares, if any, to be issued to Purchaser if Purchaser exercises its top-up option pursuant to the terms of the Merger Agreement. LabCorp has provided Purchaser with sufficient funds to purchase all Shares accepted for payment in the initial offering period of the Offer and will provide additional funding for the purchase of Shares in the subsequent offering period and the Merger.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, effective as of the time of acceptance for payment of all Shares that were validly tendered and not properly withdrawn in the initial offering period (the “Acceptance Time”), Purchaser became entitled to designate a number of directors, rounded up to the next whole number, equal to the total number of directors on the Company’s board of directors multiplied by the percentage that the Shares beneficially owned by LabCorp, Purchaser and any of their respective affiliates, in the aggregate, bore to the total number of Shares then outstanding.

Effective as of the Acceptance Time, on December 9, 2011, each of Eugene I. Davis and James M. Hart resigned as a director of the Company and from any committees of the Company’s Board of Directors on which they then served. In addition, effective as of the Acceptance Time, on December 9, 2011, William B. Hayes, F. Samuel Eberts III, Sandra D. van der Vaart, Andrew S. Walton and James T. Boyle, Jr. were appointed to the Board of Directors of the Company. Further, effective as of the Acceptance Time, on December 9, 2011, William B. Hayes and F. Samuel Eberts III were appointed to the Nominating and Governance Committee and to the Compensation Committee of the Board of Directors.

Each of William B. Hayes, F. Samuel Eberts III, Sandra D. van der Vaart, Andrew S. Walton and James T. Boyle, Jr. is an officer of LabCorp. Biographical information for each of William B. Hayes, F. Samuel Eberts III, Sandra D. van der Vaart, Andrew S. Walton and James T. Boyle, Jr. was previously furnished to the Company and its stockholders by LabCorp and Purchaser and is set forth in Schedule I to the Offer to Purchase filed by LabCorp and Purchaser with the SEC on April 19, 2011, as subsequently amended, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orchid Cellmark Inc.

Date: December 12, 2011	By:	/s/ William J. Thomas
William J. Thomas Vice President and General Counsel